Exhibit 99.2

Script for First Quarter Sales Comments -- Thursday, May 4, 2006

The following are comments expanding on same-store sales results for Payless ShoeSource, Inc. during the first quarter of fiscal year 2006, the thirteen weeks ended April 29, 2006.

Payless ShoeSource reported that corporate same-store sales increased 0.4 percent during the first quarter of fiscal 2006 versus the same period in fiscal 2005.

Total company sales for the first quarter 2006 were $694.8 million dollars, a 0.1 percent decrease from total sales of $695.2 million in the first quarter of fiscal 2005.

By region, our business was strongest in the Northcentral, followed by the South, the West and the Northeast.

The company had strong results for the quarter in women’s sandals, women’s dress shoes, women’s athletic shoes, girl’s shoes, and men’s sandals. Weaker categories included boy’s shoes and accessories.

The company had a solid sales performance for the quarter. Importantly, full price selling picked up as we moved into Spring, with a correspondingly favorable impact on gross margin.

We were operating 4,602 total stores at the end of the first, including 147 stores in the Central American region, 30 stores in South America, 313 stores in Canada, and one store in Japan.

This recording contains forward-looking statements relating to anticipated financial performance.  A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations.  Please refer to the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006 for more information on Risk Factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Thank you for your interest in Payless.

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